Exhibit 24.1

                     McMoRan Exploration Co.

                     Secretary's Certificate

     I, Douglas N. Currault II, Assistant Secretary of McMoRan Exploration Co. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify that the following resolution was duly adopted by the Sole Director of the Corporation by written consent on November 12, 1998, and that such resolution has not been amended, modified or rescinded and is in full force and effect on the date hereof:

          RESOLVED, That the Corporation's officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and cause to be filed with the Commission all such further schedules, forms, statements, reports, or other documents in connection with the public offering of the Shares that they may from time to time deem necessary or advisable to comply fully with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act, including without limitation, the registration of the Shares under Section 12(b) of the Exchange Act.

     IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Corporation on this 16th day of April, 2002.



                      /s/ Douglas N. Currault II
                     ----------------------------
                     Douglas N. Currault II
                       Assistant Secretary
(Seal)